                                                   EX-99.B(o)cmmcp
                      UNITED CASH MANAGEMENT, INC.
               MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

           This Multiple Class Plan ("Plan") pursuant to Rule 18f-
      3 under the Investment Company Act of 1940, as amended
      ("1940 Act"), sets forth the multiple class structure for
      United Cash Management, Inc. ("Fund"). The Fund's initial
      multiple class structure was approved by the Board of
      Directors of United Cash Management, Inc. on February 8,
      1995, under an order of exemption issued by the Securities and Exchange Commission on January 11, 1995. Subsequent to
      such approval, Rule 18f-3 under the 1940 Act was adopted. It was determined that the Fund operate under Rule 18f-3, and this Plan was adopted pursuant to Rule 18f-3. This Plan
      describes the classes of shares of stock of the Fund -
      Class A shares -- offered to the public on or after
      September 5, 1995 ("Implementation Date")); and Class B
      shares, Class C shares and Waddell & Reed Money Market C
      shares - offered to the public on or after October 1, 1999.

      General Description of the Classes:

           Class A Shares. Class A shares will be sold to the
      general public without a sales charge. Class A shares will not be subject to a fee charged under a Plan adopted
      pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1
      Plan"). All of the shares of the Fund issued pursuant to a
      Fund prospectus effective prior to the Implementation Date and that are outstanding on the Implementation Date will be designated as Class A shares.

           Class B Shares. Class B shares will be sold without an
      initial sales charge and subject to a contingent deferred
      sales charge, which will be imposed on redemption proceeds.
      The maximum contingent deferred sales charge will be 5.0%
      and will decline 1% per year after the first full calendar year after investment to 0% after seven years, as follows:
      in the first year, the contingent deferred sales charge will be 5%; in the second year, 4%; in the third and fourth
      years, 3%; in the fifth year, 2%; in the sixth year, 1%; and
      in the seventh year, 0%. Class B shares will also be subject to distribution and service fees charged pursuant to a
      Distribution and Service Plan adopted pursuant to Rule 12b-1 that provides for a maximum service fee of 0.25% and a
      maximum distribution fee of 0.75% of the average annual net assets of the Class B shares of the Fund. Class B shares
      convert automatically into Class A shares in the eighth year held.

           Class C Shares. Class C shares will be sold without a
      sales charge and subject to a contingent deferred sales
      charge of 1% if the shares are redeemed within twelve months of purchase. Class C shares will be subject to distribution and service fees charged pursuant to a Distribution and
      Service Plan adopted pursuant to Rule 12b-1 that provides
      for a maximum service fee of 0.25% and a maximum
      distribution fee of 0.75% of the average annual net assets of the Class C shares of the Fund.

           Waddell & Reed Money Market C. Waddell & Reed Money
      Market C shares will be sold subject to a contingent
      deferred sales charge of 1% if the shares are redeemed
      within twelve months of purchase. Waddell & Reed Money
      Market C shares will be subject to distribution and service fees charged pursuant to a Distribution and Service Plan
      adopted pursuant to Rule 12b-1 that provides for a maximum service fee of 0.25% and a maximum distribution fee of 0.75%
      of the average annual net assets of the Waddell & Reed Money
      Market C shares of the Fund.

      Expense Allocations of Each Class:

           In addition to the difference with respect to 12b-1
      fees, each Class may also pay a different amount of the
      following other expenses:

                (a)  stationery, printing, postage and delivery
           expenses related to preparing and distributing
           materials such as shareholder reports, prospectuses,
           and proxy statements to current shareholders of a
           specific Class of shares;
                (b)  Blue Sky registration fees incurred by a
           specific Class of shares;
                (c)  SEC registration fees incurred by a specific
           Class of shares;
                (d)  expenses of administrative personnel and
           services required to support the shareholders of a
           specific Class of shares;
                (e)  Directors' fees or expenses incurred as a
           result of issues relating to a specific Class of
           shares;
                (f)  accounting expenses relating solely to a
           specific Class of shares;
                (g)  auditors' fees, litigation expenses, and
           legal fees and expenses relating to a specific Class of
           shares; and
                (h)  expenses incurred in connection with
           shareholders meetings as a result of issues relating to
           a specific Class of shares.

           The expenses listed above may, but are not required to,
      be directly attributed and charged to a particular Class.
      The shareholder servicing fees and other expenses listed
      above that are attributed and charged to a particular Class are borne on a pro rata basis by the outstanding shares of that Class.

           Certain Fund expenses that may be attributable to the
      Fund, but not a particular Class, are allocated based on the relative daily net assets of the Classes.

      Exchange Privileges:

           Class A shares of the Fund may be exchanged for Class A
      shares of any other fund in the United Group of Mutual
      Funds.

           Class B shares of the Fund may be exchanged for Class B
      shares of any other fund in the United Group of Mutual
      Funds.

           Class C shares of the Fund may be exchanged for Class C
      shares of any other fund in Waddell & Reed Funds, Inc.

           Waddell & Reed Money Market C shares may be exchanged
      for Class C shares of any fund in Waddell & Reed Funds, Inc.

           These exchange privileges may be modified or terminated
      by the Fund, and exchanges may only be made into funds that are legally registered for sale in the investor's state of residence.

      Additional Information:

           This Plan is qualified by and subject to the terms of
      the then current prospectus for the applicable Class;
      provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the
      Classes contained in this Plan. The prospectus and Statement of Additional Information for each Class contains additional information about that Class and the Fund's multiple class structure.

      Adopted July 7, 1995

      As amended October 18, 1995; and further

      amended August 18, 1999,

      effective October 1, 1999; and further

      amended February 9, 2000, Effective March 24, 2000.